AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement") is made as of May 11, 2026 (the "Effective Date"), by and between **JNB CAMPUS, LLC**, an Iowa limited liability company ("Seller"), and **HILLS BANK AND TRUST COMPANY**, an Iowa banking corporation ("Purchaser").

RECITATIONS:

A. Seller is the owner of that certain tract of land commonly known as 200 and 500 Act Drive, Iowa City, Iowa (Parcel ID 1001251003) consisting of approximately 39.43 acres and approximately 178,042 square feet of office space, together with all improvements situated thereon (the "Entire Property").

B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, a portion of the Entire Property consisting of approximately 19.2 acres, more or less, generally depicted as Lot 8 on Exhibit A, attached hereto and incorporated herein, for the Purchase Price (as defined below) and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

ARTICLE I
DEFINITIONS

The following terms shall have the indicated meanings:

"ACT Lease" shall mean that certain Lease Agreement dated as of May 1, 2024, by and between Seller and ACT Education Corp. f/k/a Impact Asset Corp. in connection with a lease of a portion of the Improvements, all as more specifically set forth therein.

"Applicable Law" shall mean all laws, rules, ordinances, codes (including building, zoning, and other similar municipal codes) and regulations which may be applicable to any aspect of the Property or its operations.

"Assigned Contracts" shall have the meaning ascribed to said term in Section 2.4(g) below.

"Assignment and Assumption Agreement" shall mean an assignment and assumption agreement between Seller and Purchaser whereby Seller assigns and Purchaser assumes all of Seller's right, title, and interest in and to the Assigned Contracts, which agreement shall be in the form attached hereto and incorporated herein as Exhibit B.

"Authorizations" shall mean all certificates of occupancy, licenses, permits, authorizations and approvals required by any Governmental Authority or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or officer, or otherwise appropriate with respect to the zoning, division, subdivision, construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.

"Bill of Sale and General Assignment" shall mean a bill of sale and general assignment between Seller and Purchaser, in a form attached hereto and incorporated herein as Exhibit C, conveying title to the Personal Property from Seller to Purchaser.

"Broker" shall have the meaning ascribed to such term in Section 7.3 below.

"Closing" shall mean the consummation of the sale and purchase of the Property pursuant to this Agreement.

"Closing Date" shall mean January 15, 2027, or such earlier date as may be mutually agreed to by Seller and Purchaser.

"Closing Documents" shall mean the documents defined as such in Article VI below.

"Contracts" shall mean all maintenance contracts, service contracts, management agreements, design services contracts, utility contracts, construction contracts, architect's agreements, parking agreements, consulting agreements, landscaping agreements, leases or any other contract or agreement to which Seller is a party regarding the Property.

"Deed" shall mean the special warranty deed, in the form attached hereto and incorporated herein as Exhibit D, conveying fee simple title to the Real Property from Seller to Purchaser, subject to all Permitted Encumbrances (as such term is hereafter defined), but excluding all liens, mortgages or monetary encumbrances affecting the Real Property.

"Earnest Money" shall have the meaning ascribed to such term in Section 2.3 below.

"Environmental Laws" means all federal, state and local laws, codes, ordinances, rules, orders and regulations now or hereafter in effect relating to pollution or the protection of the environment, including without limitation, all laws, codes, ordinances, rules, orders and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge, spill or disposal of any or all Hazardous Substances.

"Escrow Agent" shall mean Iowa Title Guaranty.

"FIRPTA Certificate" shall mean the affidavit of Seller under Section 1445 of the Internal Revenue Code, as amended.

"Governmental Authority" shall mean any federal, state, county, municipal or other government or governmental or quasi-governmental agency, department, commission, board, bureau, office, or instrumentality or any of them.

"Hazardous Substances" means any substance which is or contains: (1) any "hazardous substance" as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or any regulations promulgated thereunder; (2) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (3) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (4) gasoline, diesel fuel or other petroleum hydrocarbons; (5) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (6) polychlorinated biphenyls; and (7) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Laws or the common law, or any other Applicable Law related to the Real Property; and Hazardous Substances shall include, without limitation, any substance, the presence of which on the Real Property: (A) requires reporting, investigation or remediation under Environmental Laws; (B) causes or threatens to cause a nuisance on the Real Property or adjacent property, or poses or threatens to pose a hazard to health or safety of persons on the Real Property or adjacent property or (C) which, if emanated or migrated from the Real Property, could constitute a trespass. Notwithstanding the foregoing, for the purposes of this Agreement, Hazardous Substances shall not include asbestos and asbestos containing materials, in any form, whether friable or nonfriable, or radon gas, each of which will instead be subject to Purchaser's due diligence inspections and investigations under Section 2.4.

"Improvements" shall mean the buildings, structures, improvements, and all fixtures, systems, facilities, and all other items of real estate located on the Land.

"Independent Contract Consideration" shall mean One Hundred and No/100 Dollars ($100.00) of the Earnest Money which shall be paid by the Escrow Agent to Seller in the event that Purchaser elects to terminate this Agreement in accordance with its terms.

"Intangible Personal Property" shall mean, to the extent assignable, Seller's right, title and interest in and to all intangible personal property owned or possessed by Seller and integral to the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility rights and privileges and plans and specifications pertaining to the Real Property and the Personal Property, and (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway.

"Inspection Period" shall have the meaning set forth in Section 2.4(a) below.

"Insurance Policies" shall mean all policies of insurance maintained by or on behalf of Seller pertaining to the Property, its operation, or any part thereof.

"Knowledge" shall mean the actual knowledge of Seller, without any duty of inquiry or investigation. For the purposes of this definition, the term "actual knowledge" means, with respect to any Person, the conscious awareness of such person at the time in question and expressly excludes any constructive or implied knowledge of such Person.

"Land" shall mean that certain parcel of real estate generally depicted as Lot 8 on Exhibit A hereof, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

"Ordinary Course of Business" means the ordinary course of business consistent with Seller's past custom and practice for the Property, taking into account the facts and circumstances in existence from time to time.

"Permitted Exceptions" shall have the meaning ascribed to such term in Section 2.5(c) below.

"Person" shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

"Personal Property" shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

"Plat" shall have the meaning ascribed to such term in Section 5.1(V) below.

"Property" shall mean collectively the Real Property and Personal Property.

"Purchase Price" shall mean the amount of TWENTY MILLION SEVEN HUNDRED THOUSAND AND NO/DOLLARS ($20,700,000.00) payable in the manner described in Section 2.2 hereof.

"Purchaser Lease" shall have the meaning ascribed to such term in Section 7.6 below.

"Purchaser Parties" shall mean Purchaser's managers, members, officers, lenders, employees, agents, counsel, consultants, and representatives.

"Real Property" shall mean the Land and the Improvements.

"Survey" shall have the meaning ascribed to such term in Section 2.5(d) below.

"Tangible Personal Property" shall mean the items of tangible personal property consisting of all fixtures, furniture, equipment, machinery, kitchen appliances, walk-in coolers and other tangible personal property of every kind and nature located in the Improvements and owned by Seller as of the date of this. For the avoidance of doubt, the Tangible Personal Property shall not include any property owned by the tenant under the ACT Lease (including, but not limited to, artwork in the leased premises or statues on the Land) or any tangible personal property located outside the Improvements.

"Title Commitment" shall have the meaning ascribed to such term in Section 2.5(b) below.

"Title Company" shall mean Iowa Title Guaranty, 1963 Bell Avenue, Suite 200, Des Moines, Iowa 50315, Attention: Matthew Veldey.

"Title Opinion" shall have the meaning ascribed to such term in Section 2.5(a) below.

"Title Policy" shall mean an Owner's Title Guaranty Certificate issued to Purchaser by the Title Company, pursuant to which the Title Company (or any applicable underwriter) insures Purchaser's ownership of fee simple title to the Real Property, together with such endorsements as may be requested by Purchaser.

"Title Review Period" shall have the meaning ascribed to said term in Section 2.5(d) below.

ARTICLE II
PURCHASE AND SALE; EARNEST MONEY; PAYMENT OF PURCHASE PRICE; INSPECTION PERIOD

2.1 Purchase and Sale. Seller agrees to sell, and Purchaser agrees to purchase, the Property for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein. The Property shall be free and clear of all liens and encumbrances (except Permitted Exceptions) as of the Closing Date.

2.2 Payment of Purchase Price. Purchaser shall pay the Purchase Price, as adjusted in the manner specified in Article VI and as set forth below to Seller (or such other party as may be designated by Seller) at Closing by making a wire transfer of immediately available federal funds to the Title Company for the benefit of Seller. Such wire transfer shall be sent by Purchaser to the Title Company no later than 1:00 p.m., Des Moines, Iowa time on the Closing Date.

2.3 Earnest Money. Within three (3) business days following the Effective Date, Purchaser will deliver to the Escrow Agent the sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) (the "Initial Earnest Money"). In the event this Agreement is not terminated by Purchaser on or before the expiration of the Inspection Period, Purchaser shall deliver to the Escrow Agent an additional sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) (the "Additional Earnest Money" and collectively with the Initial Earnest Money, the "Earnest Money") within one (1) business day following the expiration of the Inspection Period. The Earnest Money shall be held by the Escrow Agent pursuant to the terms of a strict joint order escrow agreement by and among Seller, Purchaser and Escrow Agent. In the event the transactions contemplated herein are not closed in accordance with the provisions hereof, the Earnest Money shall be disbursed to either Seller or Purchaser as provided in this Agreement. If the sale hereunder is consummated in accordance with the terms hereof, then the Earnest Money will be applied as a credit to the Purchase Price at Closing. The Earnest Money shall be held, at the option of Purchaser, in an interest bearing account, provided, however, that any interest accrued on the Earnest Money shall not be included in the definition of "Earnest Money" and such interest shall either be: (i)

applied as a credit to the Purchase Price at Closing, or (ii) released to Purchaser upon the termination of this Agreement.

2.4 Due Diligence.

(a) During the period commencing upon the Effective Date and continuing until 11:59 p.m. in Iowa City, Iowa on June 26, 2026 (the "Inspection Period"), Purchaser and its agents and representatives shall have the right to enter upon the Property to undertake such studies, tests and investigations they deem necessary or advisable in furtherance of their consideration of the purchase of the Property. During said Inspection Period, Purchaser shall have the right, but not the obligation to conduct the following tests, perform the following evaluations or obtain the following necessary approvals for Purchaser's obligations under this Agreement: i) a Phase I Environmental Site Assessment; ii) a Phase II Environmental Site Assessment (if deemed necessary by Purchaser); iii) soil borings; iv) any reasonable market studies; v) access and utility studies; vi) real estate analysis; vii) master planning regarding Purchaser's intended use of the Property; viii) engineering studies on the Property; ix) physical inspection of the Improvements and all mechanical systems, surveys, and such other tests as are normally performed for the determination of the suitability of the Real Property for Purchaser's intended use; x) consultation with the City and other entities regarding Purchaser's use of the Property; xi) prepare pro-formas and evaluate the fiscal viability of the proposed purchase of the Property; xii) review the Contracts affecting all or any portion of the Property, including but not limited to the ACT Lease; xiii); to negotiate with Seller the form of an anticipated shared parking agreement or parking easement, making special events parking available following Closing to users of the Ferguson Building on the parking lot located west of the Real Property; xiv) obtain Board of Directors and all other necessary regulatory approvals authorizing the purchase of the Property; and xv) for the collection of all other information that is or may be necessary to evaluate the foregoing. All such tests are to be made at Purchaser's expense.

(b) At such time as Purchaser is satisfied that one or more of the foregoing studies, tests or investigations supports its purchase of the Property, Purchaser shall release the due diligence contingency as to that item. In any event, however, prior to the expiration of the Inspection Period, Purchaser shall give written notice to Seller to confirm whether Purchaser (i) has elected not to proceed with the purchase of the Property, or (ii) has elected to proceed with the purchase of the Property. If Purchaser fails to so notify Seller of its intent to proceed to Closing in writing prior to the expiration of the Inspection Period, then this Agreement and all rights and liabilities arising hereunder shall automatically terminate, whereupon the Earnest Money (less the Independent Contract Consideration) shall be returned to Purchaser and all rights and liabilities arising hereunder shall automatically terminate, with the exception of the rights and obligations which expressly survive termination of this Agreement. In addition, Purchaser shall also have the right, in Purchaser's sole and absolute discretion, at any time on or before the expiration of the Inspection Period, to terminate this Agreement by sending written notice of such termination to Seller, in which event the Earnest Money (less the Independent Contract Consideration) shall be returned to Purchaser and all rights and liabilities arising hereunder shall automatically terminate, with the exception of the rights and obligations which expressly survive termination of this Agreement. Following the expiration of the Inspection Period, the Earnest Money shall be non-refundable to Purchaser except as specifically set forth in this Agreement.

(c) Within five (5) days following the Effective Date, Seller shall deliver or have delivered copies of the following items to Purchaser, to the extent such items pertain solely to the Real Property and are in Seller's possession or control:

(1) The most recent title opinion or title policy on the Real Property obtained by Seller, if any;

(2) Any survey on the Real Property in Seller's possession or control;

(3) Copies of all plans and specifications pertaining to the Improvements, topographical maps, grading plans, architectural and design drawings, inspection reports, engineering, structural, soils, seismic, toxic, environmental, geologic and architectural reports, studies and certificates and all other documents or similar data pertaining to the Property in Seller's possession or reasonably available to Seller;

(4) A true and correct copy of all Contracts pertaining to the Property; and

(5) Such additional information or documentation as may be reasonably requested by Purchaser from time to time and that is in the possession or control of Seller, which information or documentation shall be provided within five (5) business days of Purchaser's request thereof.

(e) Prior to Closing, all information derived from any inspections completed by Purchaser, and all documentation delivered by Seller to Purchaser pursuant to subsection (b) above, shall, to the extent permissible under existing law, remain confidential and not be disclosed to any party other than as is necessary to consummate the transaction contemplated hereby or to exercise Purchaser's rights hereunder, including without limitation, Purchaser's affiliates, clients, agents, advisors, employees, contractors, lenders, counsel, consultants, regulatory authority(ies), municipalities, auditors, and prospective users/tenants/buyers. If for any reason whatsoever Purchaser does not purchase the Property, Purchaser shall promptly (i) deliver to Seller or destroy copies of the due diligence materials delivered to or copied by Purchaser or Purchaser Parties, and (ii) deliver to Seller copies of all third-party reports prepared for Purchaser with respect to the Property; provided, however, that Purchaser shall not be obligated to deliver to Seller any materials of a proprietary nature (such as, for the purposes of example only, any financial forecast or market repositioning plans) prepared for Purchaser or Purchaser Parties in connection with the Property, and Seller acknowledges that any such materials delivered to Seller pursuant to the provisions of clause (ii) shall be without cost to Purchaser and without warranty, representation or recourse whatsoever other than that such materials have been fully paid for and may be delivered to Seller. The terms of this Section 2.4(e) shall survive the termination of this Agreement.

(f) Purchaser shall indemnify, hold harmless and defend Seller against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien to the extent arising from the acts upon the Real Property by Purchaser or Purchaser Parties or any agents, contractors or employees of Purchaser or Purchaser

Parties. Purchaser understands and accepts that any on-site inspections of the Property shall occur at reasonable times agreed upon by Seller and Purchaser after not less than two (2) business days prior notice to Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property or any tenant of the Property. Seller shall have the right to have a representative present during any such inspections. Purchaser shall not permit any liens to attach to the Property by reason of its inspections. Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for Purchaser or Purchaser Parties on or related to the Property. Notwithstanding anything in the foregoing to the contrary, Purchaser shall not be obligated to indemnify Seller from any claims, losses, damages or liabilities arising from Purchaser's investigations and inspections (A) caused by the negligence or willful misconduct of Seller, its agents, representatives, employees or consultants; (B) due to the discovery by Purchaser of latent defects or other existing conditions on the Property; (C) due to any diminution in value of the Property arising from or relating to matters discovered by Purchaser during its investigation of the Property which such matters have not been created or caused by Purchaser; or (D) due to the existence of any hazardous materials which are discovered on or under the Real Property by Purchaser (and which were not placed on the Real Property by Purchaser). The provisions of this Section 2.4(f) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby.

(g) During the Inspection Period, Purchaser shall determine and notify Seller in writing which assignable Contracts Purchaser desires to assume at the Closing, if any, (the "Assigned Contracts"). Seller shall assign to Purchaser at Closing all Assigned Contracts pursuant to the Assignment and Assumption Agreement. Seller shall cause all Contracts, which are not Assigned Contracts, to be terminated as of the Closing Date and provide evidence of the same to Purchaser. Notwithstanding anything in the foregoing to the contrary, Seller shall have no obligation to terminate the ACT Lease or the agreements listed on Exhibit E, attached hereto and incorporated herein, and each such agreement shall be deemed to be an Assigned Contract at Closing.

(h) Purchaser shall provide to Seller, or cause its contractor to provide to Seller, prior to entry on the Property and as a condition to such entry, with proof of general liability insurance in the amount of $1,000,000 per occurrence, and $2,000,000 aggregate. Purchaser shall maintain such insurance in full force and effect thereafter during the pendency of this Agreement.

2.5 Title and Survey.

(a) Within five (5) days after the recording of the Plat with the Johnson County, Iowa Recorder's Office, Seller, at its sole cost and expense, shall order a new abstract of title or an extension of an existing abstract of title for the Property to the then current date and cause the new or updated abstract to be delivered to Purchaser for examination by an attorney licensed to practice law in Iowa and who is a participant in good standing in the Iowa Title Guaranty Program who shall within ten (10) days after receipt of the abstracts prepare a title opinion (the "Title Opinion"). The abstract shall show merchantable title in Seller in conformity with this Agreement, Applicable Law, and the Title Standards of the Iowa State Bar Association. The abstract shall

become the property of Purchaser when the Purchase Price (and all other costs to be paid by Purchaser as provided herein) is paid in full.

(b) Within five (5) days following the receipt of the Title Opinion, Purchaser shall deliver a copy of the Title Opinion prepared by Purchaser's counsel to Seller and to the Title Company. Thereafter, Purchaser shall request the Title Company issue a commitment (the "Title Commitment") for the Title Policy in the amount of the Purchase Price and deliver a copy of the Title Commitment to Seller and Purchaser. The Title Policy shall contain such endorsements in such formats as may be reasonably required by Purchaser or its lender.

(c) Permissible exceptions to title shall include only: (i) the lien of general real estate taxes not yet due and payable; (ii) the standard, pre-printed title exceptions (unless Purchaser obtains a Survey in a format acceptable to the Title Company to remove such exceptions); (iii) zoning and building laws and ordinances; (iv) easements of record for utilities, drainage and public roads, highways and improvements; (v) conditions and restrictions of record, not objected to by Purchaser; (vi) the ACT Lease and any permitted sub-lease thereunder; (vii) the Purchaser Lease; and (viii) any matters created by, through or under Purchaser (the "Permitted Exceptions"). Notwithstanding anything contained in this Agreement to the contrary, Seller shall pay and remove at or prior to Closing, at Seller's sole cost and expense, the following: (i) the lien of all ad valorem taxes for tax years ending prior to the tax year of Closing; (ii) liens securing repayment of any loans or financings incurred by Seller or encumbering the Property, including (without limitation) the lien of any existing mortgage encumbering the Property; and (iii) any mechanics' liens, judgment liens or similar liens incurred by Seller or encumbering the Property that can be removed or discharged through the payment of a sum certain.

(d) Within thirty (30) days after receiving the Title Commitment, Purchaser, at its sole cost and expense, shall obtain a current ALTA/NSPS survey of the Real Property dated no sooner than the Effective Date, prepared and certified by Shive-Hattery, Inc. (the "Survey"). The Survey shall (a) conform to the "Minimum Standard Detail Requirements for Land Title Surveys" as adopted in 2026 by the American Land Title Association and the National Society of Professional Surveyors, including Table A items no. 1, 2, 3, 4, 8, 11(a), 14, and 19, and contain a certification to Seller, Purchaser, Title Company and any other party designated by Purchaser, in a form acceptable to Purchaser.

(e) Purchaser shall be allowed twenty (20) days following its receipt of the Title Commitment and Survey (the "Title and Survey Review Period") for examination of the Title Opinion, Title Commitment and Survey and making any objections to the form and/or content of the same. Purchaser shall have the right to object to any of the exceptions and Seller shall be obligated to use its commercially reasonable efforts to cure such exceptions by causing such exceptions to be removed from the Title Commitment. Any objections not made prior to the expiration of the Title and Survey Review Period shall be deemed to be waived by Purchaser and shall constitute Permitted Exceptions. If Seller is unable to or shall fail to commit to cure any exception within twenty (20) days after the making of Purchaser's objections (the "Seller Cure Period"), Purchaser shall have the option by written notice to Seller given not later than ten (10) days after the expiration of the Seller Cure Period, to either accept the Title Opinion, Title Commitment and Survey subject to any such exception not cured, or Purchaser may terminate the

Agreement. If Purchaser elects to terminate this Agreement, this Agreement shall be null and void and the Earnest Money (less the Independent Contract Consideration) shall be refunded to Purchaser. Thereafter, the parties shall have no further rights or obligations under this Agreement, except for those rights, liabilities or obligations that expressly survive a termination of this Agreement. Purchaser's objections may include additional requirements with regard to the Title Opinion and Title Commitment upon its initial review of the same, including requiring (a) satisfaction of Title Company's requirements as set forth in the Commitment, (b) reasonable affirmative title insurance endorsements with respect to any easements appurtenant to the Real Property, and (c) reasonable affirmative title insurance endorsements with respect to the Real Property, which shall be subject to Seller's right to cure and Purchaser's option to accept title or terminate as set forth above. Purchaser shall have the renewed right to object to the Title Opinion, Title Commitment and Survey if the same is revised or endorsed from time to time and new title exceptions are raised. If Purchaser fails to send written notice to Seller on or before ten (10) days after the Seller Cure Period exercising any of the above stated options, Purchaser shall be deemed to have elected to accept the Title Opinion, Title Commitment and Survey subject to any such exception not cured.

ARTICLE III
SELLER'S REPRESENTATIONS AND WARRANTIES

To induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller hereby makes the representations and warranties set forth below. Each such representation shall be true and correct on the Effective Date and shall be true and correct on the Closing Date.

3.1 Organization and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Iowa and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder.

3.2 Authorization and Execution. This Agreement (and all documents contemplated hereby) has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. The Person(s) executing this Agreement for and on behalf of Seller has the authority to do so.

3.3 Non-contravention. The execution and delivery of, and the performance by Seller of its obligations under, this Agreement (i) do not and will not contravene, or constitute a default under, any provision of any Applicable Law, Seller's organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller; or (ii) require no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person necessary for execution or delivery by Seller of any of

the documents required herein, or the performance by Seller of any of its obligations under this Agreement or the consummation by Seller of the transaction described in this Agreement.

3.4 Litigation. Seller has received no notice of and to Seller's Knowledge has no knowledge of any action, litigation, investigation or proceeding of any kind pending or threatened against Seller or any of the Property that will have any effect on Seller's consummation of this sale or on the Property, and Seller knows of no facts which could give rise to any such action, litigation, investigation or proceeding.

3.5 Seller Is Not a "Foreign Person." Seller is not a "foreign person" or a "disregarded entity" within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue code and regulations promulgated thereunder).

3.6 Insurance. Seller has and shall maintain through the Closing Date Insurance Policies equivalent in all material respects to those currently maintained by Seller.

3.7 Condemnation. There are no pending or, to Seller's Knowledge, threatened condemnation or similar proceedings affecting the Property.

3.8 Leases. There are no leases or other agreements relating to the rights of any party with respect to the possession, occupancy, or use of the Property other than the Contracts. On the Closing Date, no person or entity is entitled to possession of any of the Property, other than Purchaser or parties pursuant to Permitted Exceptions including, but not limited to, the ACT Lease and Purchaser Lease.

3.9 Service Contracts. There are no contracts or agreements in effect with respect to the Property other than the Contracts disclosed to Purchaser during the Inspection Period. Except for the Assigned Contracts, there will be no contracts, warranties, guaranties, bonds or other agreements that will affect or which are or will be obligations of Purchaser or the Property following the Closing Date.

3.10 Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller's creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

3.11 Hazardous Materials. Seller has not received any notice of any violation, and the Property is not, to the best of Seller's knowledge, in violation, of (i) any Environmental Laws; or (ii) any requirement applicable to the Property, including, without limitation, requirements imposed under any recorded covenants, conditions, restrictions, easements or other rights affecting the Property (collectively, "Requirements"). Neither Seller nor, to the best of Seller's knowledge, any third party has used, generated, manufactured, stored or disposed of on, under or about the

Real Property or transported to or from the Real Property any Hazardous Substances in violation of applicable Environmental Laws or Requirements. To the best of Seller's knowledge, no Hazardous Substances have been or are located on, under or about the Real Property or property adjacent to the Real Property in violation of applicable Environmental Laws or Requirements.

3.12 Special Assessments. Seller has received no notice of and to Seller's Knowledge has no knowledge of any pending or proposed special assessments affecting the Property or any proposed or pending public improvements which may give rise to any special assessments affecting the Property. No commitments have been made by Seller to any Governmental Authority, utility company, school board, church or other religious body, or any homeowners association, condominium association, or to any other organization, group or individual, relating to the Property which would impose an obligation on Purchaser or its successors and assigns to make any contribution or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property; and to Seller's Knowledge no Governmental Authority has imposed any requirement that any developer of the Property pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with any development of the Property or any part thereof except those items that are Permitted Exceptions as of the Closing Date.

3.13 Prohibited Person. Seller is not a Prohibited Person. To Seller's Knowledge, none of Seller's directors or officers, acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person. None of the Property is the property of, and/or beneficially owned, directly or indirectly, by a Prohibited Person. None of the Property is the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7). "Prohibited Person" means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the "Executive Order"); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a "specially designated national" or "blocked person" on the most current list published by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") at its official website, http://www.treas.gov/offices/enforeement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

3.14 Title. Seller has or will have on Closing good and valid title to all Property, which shall be free and clear of all liens and encumbrances except Permitted Exceptions. There has been no labor or materials of any kind furnished to or for the benefit of the Property at the direction of the Seller for which payment in full has not been made.

3.15 Flood Zone. To Seller's Knowledge, no portion of the Real Property is located within any flood plain or flood hazard area that would require flood insurance, as designated under Applicable Law.

The representations and warranties in this Article III shall survive the Closing for a period of one (1) year.

ARTICLE IV
PURCHASER'S REPRESENTATIONS AND WARRANTIES

To induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties, each of which is made to Purchaser's knowledge:

4.1 Organization and Power. Purchaser is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and has all requisite power and authority and financial resources to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.

4.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. The Person executing this Agreement on behalf of Purchaser has the authority to do so.

4.3 Non-contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of Applicable Law or regulation, Purchaser's organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

4.4 Litigation. There is no action, suit or proceeding, pending or known by Purchaser to be threatened against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

4.5 AS IS, WHERE IS. EXCEPT AS SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE PROPERTY IS BEING SOLD TO PURCHASER AND PURCHASER AGREES TO PURCHASE AND ACCEPT THE PROPERTY, AND EACH AND EVERY PART AND COMPONENT THEREOF, IN AN "AS IS, WHERE IS" CONDITION AS OF THE CLOSING WITH NO REPRESENTATIONS OR WARRANTIES FROM SELLER, EITHER EXPRESS OR IMPLIED EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

Purchaser acknowledges and agrees that, except for the representations of Seller expressly contained in this Agreement and any documents executed by Seller at Closing, as a material part of the consideration for this Agreement, and notwithstanding any other provision contained in this Agreement to the contrary, express or implied, Seller makes no representations or warranties

with respect to the physical condition or any other aspect of the Property, including without limitation, (i) the conformity of the Property to past, current or future applicable zoning, building, accessibility, subdivision, land use, health safety, environmental or nondiscrimination laws, statutes, or ordinances, rules, regulations, orders, codes or other legal requirements or with any past, present or future documents of record, (ii) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, (iii) the sufficiency of any under shoring, (iv) the sufficiency of any drainage, (v) whether any Property is located wholly or partially in a flood plain or a flood hazard boundary or similar area, (vi) the existence or non-existence of underground storage tanks, (vii) any other matter affecting the stability or integrity of the Property, (viii) the availability of public utilities and services for the Property, (ix) the fitness or suitability of the Property for Purchaser's intended use, (x) the potential for further development of the Property, (xi) the existence of vested land use, zoning, building or other entitlements affecting the Property, (xii) the ability of Purchaser to obtain and maintain licenses and permits for intended use of the Property, (xiii) the presence of mold, fungus, bacteria, biological growth or friable asbestos in, on or about the Property, or (xiv) the status of title to the Property (collectively, the "**Property Conditions**"). Without limiting the foregoing in any manner, and except as is expressly provided in this Agreement, Purchaser acknowledges that Seller has made no representations or warranties of any kind or nature concerning the Property Conditions, and Purchaser acknowledges further that Purchaser is relying solely upon Purchaser's own investigations in regard to each and all such matters. Purchaser assumes complete responsibility to investigate with all appropriate governmental authorities for its intended use of the Property. Upon Closing, Purchaser will assume the risk that (a) the Property may or may not be suitable or feasible for any intended use by Purchaser; and (b) adverse matters, including but not limited to, adverse physical and environmental conditions unknown to Seller, may not have been revealed by Purchaser's inspections and investigations. Except for the representations of Seller expressly contained in this Agreement and any documents executed by Seller at Closing, Purchaser further expressly acknowledges that the Property is being conveyed (and accepted by Purchaser at Closing) AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS AND WITHOUT ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, and is absolute, complete, total, and unlimited. Seller shall have no obligation to make any repairs, alterations, or changes to the Property except as provided in Section 7.6 below. No patent or latent physical condition of the Property, whether or not now discoverable or whenever discovered, shall affect the rights of either party hereto, and upon the Closing, Purchaser assumes full and complete liability and responsibility for any such conditions. The provisions of this paragraph shall survive the Closing.

The provisions of this Article IV shall survive Closing for a period of one (1) year.

ARTICLE V
CONDITIONS PRECEDENT

5.1 As to Purchaser's Obligations. Subject to the provisions of Section 8.1, Purchaser's obligations hereunder are subject to the timely satisfaction of the following conditions precedent on or before the Closing Date or such earlier date as is set forth below.

I. Seller's Deliveries. Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all the Closing Documents required of Seller pursuant to Sections 6.2 and 6.4 hereof.

II. Representations, Warranties and Covenants; Obligations of Seller; Certificate. All of Seller's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Seller shall have performed in all material respects all its covenants and other obligations under this Agreement. Further, a duly authorized officer of Seller shall have executed at Closing a "bring down certificate" with respect to the aforesaid representations and warranties.

III. Title and Survey Approval. Purchaser's approval of title and Survey to the Property as provided in Section 2.5 hereof.

IV. Condition of Property. Seller shall convey the Property to Purchaser in the condition required under this Agreement, including, without limitation, Section 5.3.

V. Plat of Subdivision. Seller shall have caused the Land to be platted with the City of Iowa City in substantially the form attached hereto and incorporated herein as Exhibit A (the "Plat"), with the costs of said platting and recording fees associated with the platting to be paid by Seller. The parties agree that no changes shall be made to the boundaries and access to the Real Property as set forth on the Plat without the express written consent of the Purchaser.

VI. Status of Seller. Seller shall not be in receivership or dissolution, nor have made any general assignment for the benefit of creditors, nor admitted in writing its inability to pay its debts as they mature, nor have been adjudicated a bankrupt, nor have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any State, nor shall any such petition have been filed against it.

VII. Parking Cross Easements. The parties shall have executed the shared parking agreement or parking easements, making special event parking available to users of the Ferguson Building on the parking lot located west of the Real Property following Closing, in the form agreed upon by the parties during the Inspection Period.

Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser. In the event that Purchaser elects to terminate this Agreement as a result of a failure of a condition precedent to Purchaser's obligations, Purchaser shall give Seller not less than five (5) days written notice of such failure and if the failure

of condition is not cured within the notice period, Purchaser shall be authorized to terminate this Agreement and receive from Escrow Agent a refund of the Earnest Money, less the Independent Contract Consideration, without any further notice to Seller. The provisions of this Section 5.1 shall control all other provisions of this Contract in respect of any obligations imposed upon Purchaser under this Contract.

5.2 As to Seller's Obligations. Subject to the provisions of Section 8.2, Seller's obligations hereunder are subject to the satisfaction of the following conditions precedent:

(a) Purchaser's Deliveries. Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all the Closing Documents and payments required of the Purchaser pursuant to Sections 6.3 and 6.4 hereof.

(b) Representations, Warranties and Covenants; Obligations of Purchaser; Certificate. All of Purchaser's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made; and Purchaser shall have performed in all material respects all its covenants and other obligations under this Agreement. Further, a duly authorized officer of Purchaser shall have executed at Closing a "bring down certificate" with respect to the aforesaid representations and warranties.

Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller. In the event that Seller elects to terminate this Agreement as a result of a failure of a condition precedent to Seller's obligations, Seller shall give Purchaser not less than five (5) days written notice of such failure and if the failure of condition is not cured within the notice period, Seller shall be authorized to terminate this Agreement and if the uncured failure of condition is not the result of Purchaser's Breach, shall direct the Escrow Agent to refund the Earnest Money, less the Independent Contract Consideration, to Purchaser without any further notice to Seller.

5.3 Condition of the Property at Closing. Notwithstanding anything to the contrary contained in this Agreement, Seller agrees to convey the Property to Purchaser on the Closing Date (i) free and clear of: (A) any liens, mortgages, or monetary encumbrances that are not assumed or the result of any action taken by Purchaser; and (B) all Contracts other than the Assigned Contracts; and (ii) in substantially the same condition as the Property existed as of the Effective Date, reasonable wear and tear and all damage caused by Purchaser or its agents, contractors, employees or invitees to the Property excluded.

ARTICLE VI
CLOSING

6.1 Closing. The Closing shall occur on the Closing Date. As more particularly described below, at the Closing the parties hereto will (a) have executed or cause to be executed (and acknowledged where appropriate) all of the documents required to be delivered in connection with the transactions contemplated hereby (the "Closing Documents"), (b) deliver or cause to be delivered the same to the Title Company, and (c) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur through

escrow, at the Title Company, or at any such other place as Seller and Purchaser may mutually agree. At the Closing, Purchaser shall deliver the balance of the Purchase Price to the Title Company as provided herein. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to the Permitted Exceptions.

6.2 Seller's Deliveries. At the Closing, Seller shall deliver (or cause to be delivered) to the Title Company all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Seller, and shall be dated to be effective as of the Closing Date:

(a) The Deed.

(b) The Bill of Sale and General Assignment.

(c) The FIRPTA Certificate.

(d) The Assignment and Assumption Agreement.

(e) An affidavit (or other undertakings as may be required by the Title Company) to remove from the Title Policy the standard exceptions for unfiled mechanic's liens, materialmen's liens or other liens for services, labor or materials furnished and parties in possession.

(f) An appropriate declaration of value and pay the transfer tax associated with this purchase and sale.

(g) A groundwater hazard statement if required for the transaction.

(h) A "bring down" certificate pursuant to Section 5.1(b) above.

(i) Such resolutions, authorizations, certifications, bylaws or other corporate, limited liability company and/or partnership documents relating to Seller as shall be reasonably required by the Title Company.

(j) A fully executed counterpart of a shared parking agreement or parking cross easement permitting Purchaser to utilize the parking lot to the west of the Ferguson building for special event parking.

(k) All original Assigned Contracts being assigned to and assumed by Purchaser and in Seller's Possession.

(l) An estoppel certificate from (i) the tenant of the ACT Lease and (ii) any vendor party to an Assigned Contract which is paid in excess of $10,000.00 on a calendar year

basis affirming the existence of a contract, acknowledging its terms and confirming that as of the date of Closing there are outstanding performance obligations or no breaches of the agreement on the part of the Seller.

(m) All keys, passwords, access cards, combinations, codes and other similar entry or control devices with respect to the Property.

(n) All necessary consents to consummate the transactions contemplated pursuant to this Agreement.

(o) Any other document or instrument specifically required by this Agreement.

6.3 Purchaser's Deliveries. At the Closing, Purchaser shall deliver to the Title Company the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:

(a) The Bill of Sale and General Assignment.

(b) The Assignment and Assumption Agreement.

(c) A fully executed counterpart of a shared parking agreement or parking cross easement permitting Purchaser to utilize the parking lot to the west of the Ferguson building for special event parking.

(d) Any other document or instrument specifically required by this Agreement.

(e) At the Closing, Purchaser shall deliver to the Title Company the Purchase Price (less the Earnest Money) as described in Section 2.2 hereof, plus or minus all other costs and expenses as set forth herein.

(f) A "bring down" certificate pursuant to Section 5.2(b) above.

6.4 Mutual Deliveries. At the Closing, Purchaser and Seller shall mutually execute and deliver each to the other:

(a) A closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.

(b) Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company to consummate the transactions contemplated by this Agreement and which are not inconsistent with the Agreement or the other Closing Documents.

6.5 Closing Costs. Seller and Purchaser shall equally divide any escrow fees or similar charges charged by the Title Company. Seller shall pay any documentary stamp tax on the deed or other sales or transfer taxes incurred in connection with the conveyance of the

Property. Seller shall pay for the costs to update the abstract for the Real Property. Purchaser shall pay for (i) the costs for the preparation of the Title Opinion, (ii) the Title Policy, any title endorsements (including extended coverage over the standard general title exceptions), (iii) all recording fees to record the Deed, (iv) all costs and expenses related to Purchaser's inspections, investigations or tests pertaining to the Property, and (v) any survey desired by Purchaser. Unless the payment of any other cost is specifically provided for in this Agreement, all other costs shall be apportioned between the parties by the Title Company in the manner customary in the location of the Real Property, for properties of a similar nature. Except as otherwise provided in Section 8.3, each party shall be responsible for the payment of its own attorney's fees incurred in connection with transaction which is the subject of this Agreement.

6.6 Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller and Purchaser as provided herein. Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing. Any prorations hereunder shall also take into account the termination of any agreements as required by Section 2.4(g) above, and any costs associated therewith shall be the sole cost and expense of Seller. Such adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by Purchaser pursuant to Section 2.2 hereof. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:

(a) Current rents (if applicable).

(b) Real estate taxes accruing in the tax fiscal year of Closing.

(c) Revenue and expenses under the Assigned Contracts to be assigned to and assumed by Purchaser.

(d) Utility charges (including, but not limited to, charges for phone and communication services, cable television, gas, water, sewer and electricity, but excluding any utility deposits). To the extent reasonably practicable, Seller and Purchaser shall endeavor to have the utility read the meter as early as possible on the Closing Date, render a final bill to Seller based on such reading and bill all subsequent service to Purchaser.

(f) Such other items as are usually and customarily prorated between purchasers and sellers of commercial properties in the area where the Property is located.

If accurate allocations cannot be made at Closing because current bills or receipts are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information.

subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the Closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by Seller or by Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. With respect to any closing statement amounts or issues relating to prorations that are not agreed upon at Closing, Seller and Purchaser shall thereafter work in good faith to resolve such amounts or issues. The provisions of this Section 6.6 shall survive the Closing.

6.7 Special Assessments. The parties acknowledge that Seller is in the process of redeveloping the Entire Property, which may require certain road improvements, stop lights, traffic improvements and/or other municipal improvements in connection with the final plat for the Entire Property and other surrounding property owned by Seller. The parties further acknowledge that said redevelopment efforts will not be complete at the time of Closing. Municipal or other governmental improvement liens and special assessments which have been levied in connection with the Final Plat shall be paid by Seller at Closing where the work has been assessed and shall continue to be paid be Seller in the event they are assessed after Closing, irrespective of the fact that Closing has already occurred and Purchaser may be the then owner of the Property. Seller shall bear sole responsibility for special assessments associated with its redevelopment of the Entire Property and shall hold harmless and indemnify Purchaser for any and all such assessments that may be levied against the Property. Notwithstanding anything in the foregoing to the contrary, in no event shall Seller be responsible for any municipal or governmental liens, special assessments or other requirements imposed by any Governmental Authority arising from any work to be completed by Purchaser or further platting on the Real Property by Purchaser. The provisions of this paragraph shall survive the Closing.

ARTICLE VII
GENERAL PROVISIONS

7.1 Fire or Other Casualty. Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property occurring between the Effective Date and the Closing Date. If, prior to Closing, the Property is materially damaged by fire or other casualty to the extent it cannot be substantially restored prior to Closing, then Purchaser may elect, by written notice to Seller within thirty (30) days after the date that Purchaser receives notice of such damage or destruction, to (a) terminate this Agreement and receive the return of all Earnest Money (and thereafter neither party shall have any further obligations or liability hereunder, except for any matters which expressly survive the Closing), or (b) complete the transaction contemplated by this Agreement and receive any proceeds from any insurance carried by Seller covering such destruction with a credit to Purchaser for any deductible under such insurance, but net of insurance proceeds and Seller's deductible that have been expended, with Purchaser's written approval, for pre-Closing restoration). The failure of Purchaser to elect to terminate this Agreement in the manner provided in Section 7.1 shall be deemed an election by Purchaser to complete the transaction contemplated by this Agreement as set forth herein. Seller shall not make any voluntary settlement or agreement regarding any casualty event with any insurance carrier without first obtaining Purchaser's written consent to such settlement or agreement.

7.2 Condemnation. After the Effective Date, Seller agrees to give Purchaser prompt written notice of any knowledge of or notice of any taking by condemnation of any part of or rights appurtenant to the Real Property. If taking will materially interfere with the operation or use of any Real Property which constitutes a part of such Real Property, Purchaser may terminate this Agreement by written notice to Seller given within thirty (30) days after Seller has given Purchaser the notice of taking referred to in this Section 7.2, or on the Closing Date, whichever is earlier. If Purchaser exercises its option to terminate its obligations to purchase the Property pursuant to this Section 7.2, the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of the Agreement. If Purchaser does not so elect to terminate this Agreement, then the Closing shall take place as provided herein, and Seller shall assign to Purchaser at the Closing all of Seller's interest in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less any amounts reasonably used by Seller to repair the Property as a result of such condemnation. If, prior to Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Property that does not materially interfere with the operation or use of the Real Property which constitutes a part of the Property, Purchaser shall not have the right to terminate this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at Closing all of Seller's interest in any condemnation award which may be payable to Seller on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Seller between the Effective Date and Closing less any amounts reasonably used by Seller to repair the Property as a result of such condemnation. Provided Purchaser has not exercised its right to terminate this Agreement pursuant to Section 7.2, Seller shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation.

7.3 Broker. Seller represents and warrants to Purchaser that Seller has not had any dealings with any real estate broker or agent, and Purchaser represents and warrants to Seller that Purchaser has not had any dealings with any real estate broker or agent in connection with the negotiation of this sale, and there is no real estate broker or agent who is or might be entitled to a commission in connection. The provisions of this Section 7.3 shall survive the Closing and any termination of this Agreement.

7.4 Ordinary Course of Business. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall operate the Property in the Ordinary Course of Business, including, without limitation, (i) performing maintenance and repairs for the Real Property and Tangible Personal Property in the Ordinary Course of Business; and (ii) maintaining Insurance Policies consistent with Seller's previous risk management policies. From the Effective Date until Closing or earlier termination of this Agreement, Seller will not, without the prior written consent of Purchaser: (a) create or grant any encumbrances to title to the Real Property, (b) apply for or consent to any change to the zoning classification of the Real Property, (c) other than as provided in Section 7.6 below, perform any capital improvements to the Improvements other than maintenance or repair of the Improvements in the Ordinary Course of Business, (d)

enter into a lease for the Property except the Purchaser Lease and any permitted sub-lease thereunder, or (e) remove, or consent to the removal of, any Tangible Personal Property from the Property, except for repair or replacement thereof in the Ordinary Course of Business.

7.5 Non-Solicitation. Until the earliest of (a) the termination of this Agreement in accordance with the terms hereof. or (b) Purchaser's default under the terms and conditions of this Agreement after all applicable notice and cure periods, Seller shall terminate or suspend all existing discussions, and refrain from entering into any new discussions, with third parties concerning the sale, transfer or lease of the Property.

7.6 Purchaser Lease. Seller and Purchaser contemplate entering into a lease allowing occupancy of a portion of the Property prior to Closing, which lease would be a separate written agreement entered into by the parties (the "Purchaser Lease").

ARTICLE VIII
DEFAULT; TERMINATION RIGHTS

8.1 Default by Seller. If Seller fails to perform any material obligation under this Agreement prior to or at the Closing or the sale contemplated hereby is not consummated because of a default by Seller in its obligation to sell the Property in accordance with this Agreement, and such default continues for fifteen (15) days after written notice from Purchaser to Seller, then Purchaser, as its sole and exclusive remedy shall elect either (a) to terminate this Agreement, in which event all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; or (b) pursue any other remedies available at law or in equity, including, without limitation, the right to bring a suit for monetary damages and/or specific performance. In the event of such termination, the Earnest Money shall be refunded by the Escrow Agent to Purchaser.

8.2 Default by Purchaser. If all of the conditions precedent have been satisfied and Purchaser nevertheless fails to perform any material obligation under this Agreement prior to or at the Closing or the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with this Agreement, and such default continues for fifteen (15) days after written notice from Seller to Purchaser, Seller, as its sole and exclusive remedy may elect either (a) to terminate this Agreement, in which event all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately and retain the Earnest Money; or (b) to pursue any other remedies available at law or in equity, including, without limitation, the right to bring a suit for monetary damages or specific performance, in which event the Earnest Money shall be returned to the Purchaser.

8.3 Costs and Attorneys' Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys' fees incurred pre-trial, at trial and at all appellate levels. The provisions of this Section 8.3 shall survive the termination of this Agreement.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1 Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

9.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Purchaser shall have the right to assign its rights and/or obligations under this Agreement upon notice to Seller provided, however, no assignment shall release Purchaser of its obligations hereunder.

9.3 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

9.4 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of Iowa without regard to its principle of conflicts of law.

9.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile, PDF or other electronic copies (including via DocuSign) bearing the facsimile, PDF, electronic or digital signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile, PDF, electronic or digital copies shall constitute enforceable original documents.

9.6 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.7 Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers, consultants and accountants.

9.8 Notices. Any notices pursuant to this Agreement shall be in writing and sent to the following addresses:

If to Purchaser: [redacted]

If to Seller: [redacted]

Notices shall be (i) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered on the day three (3) business days after deposit, postage prepaid in the U.S. Mail, (ii) sent by overnight delivery using a nationally recognized overnight courier, in which case it shall be deemed delivered on the day after deposit with such courier, (iii) made by personal delivery evidenced by proof of service, or (iv) by email, in which case notice shall be deemed delivered upon receipt of same by the recipient, as evidenced by electronic confirmation of delivery or reply email from the recipient. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party, Escrow Agent

and Title Company in a manner described in this Section. No notice of a change of address shall be effective until actual receipt of such notice.

9.9 Incorporation by Reference. All of the exhibits and schedules attached hereto are by this reference incorporated and made a part hereof.

9.10 Further Assurances. Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section shall not increase the liability of the complying party.

9.11 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.

9.12 Time of Essence. Time is of the essence with respect to every provision hereof.

9.13 Signatory Exculpation. The signatory(ies) for Seller and Purchaser is/are executing this Agreement in his/her/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

9.14 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c) The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

9.15 No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.

9.16 Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.17 Like Kind Exchange. Purchaser and Seller agree that either of them may elect to attempt to cause the transaction contemplated by this Agreement to be structured as an exchange of like-kind properties under Section 1031 of the Code and the regulations and proposed regulations thereunder (a "1031 Exchange"). If either party (the "Exchanging Party") wishes to make such election, it must provide the other party (the "Cooperating Party") with written notice of the same not less than twenty (20) days before the Closing Date. If either Purchaser or Seller timely gives such notice, the Cooperating Party shall cooperate as reasonably requested with the Exchanging Party to execute reasonable and customary documents to consummate the purchase and sale of the Property by means of a 1031 Exchange as described below; provided, however, that (i) the Exchanging Party shall bear all cost and expense thereof, (ii) the exchange transaction shall be structured to occur between the Exchanging Party and a third party acting as the qualified intermediary (as such phrase is defined in applicable regulations issued under the Code) engaged by the Exchanging Party (the "Intermediary"), (iii) the Cooperating Party's cooperation shall be limited to its consent to the assignment by Exchanging Party of all of Exchanging Party's rights (but not its obligations) under this Agreement to the Intermediary and other actions incident to the form of such an exchange transaction that are reasonably requested by the Exchanging Party, and (iv) in no event shall the obligation of Purchaser or Seller to complete the Closing as otherwise provided for in this Agreement be subject to the structuring of the transaction as a 1031 Exchange. The Exchanging Party shall indemnify, defend and hold harmless the Cooperating Party from any liability to third parties (including, but not limited to, the Intermediary) arising out of its cooperation with the proposed exchange, and such reimbursement and indemnification obligations shall survive Closing or the termination of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement of Purchase and Sale to be executed in their names by their respective duly authorized representatives.

PURCHASER:

HILLS BANK AND TRUST COMPANY,
an Iowa banking corporation

By: _[signature]_
Name: Lisa Shileny
Title: President and Chief Executive Officer

SELLER:

JNB CAMPUS, LLC,
an Iowa limited liability company

By CTA Acquisition Iowa City, LLC,
an Iowa limited liability company, its Manager

By: _[signature]_
Name: James N. Bergman
Title: Manager

EXHIBIT A

(attach depiction of Land)

PRELIMINARY PLAT
KESTREL HILLS COMMUNITY
IOWA CITY, IA

LOT TABLE		
LOT	AREA (AC)	CURRENT ZONING
1	9.2	CC2
2	2.5	CC2
3	1.9	CC2
4	0.9	CC2
5	5.7	CC2
6	4.7	MU
7	17.8	MU
8	19.2	MU
9	7.8	MU
10	5.9	MU
11	5.4	MU
12	14.4	ID-RS & ID-RP
13	2.1	MU
OUTLOT A	3.1	CL2
OUTLOT B	0.7	MU
PUBLIC R.O.W.	6.5	R.O.W.
TOTAL	[illegible]	



INTERSTATE 80 ON RAMP
EXISTING PROPERTY LINE (PER GIS) TYP
PROP. PROPERTY LINE TYP
PROP. RIGHT-IN RIGHT-OUT (RIRO) DESIGNED AND PERMITTED BY THE DEVELOPMENT. COORDINATED WITH CITY. IMPROVEMENTS AND CONSTRUCTED BY CITY PAID FOR BY THE DEVELOPER
PROP. INTERSECTION & ROADWAY IMPROVEMENTS DESIGNED, PERMITTED AND CONSTRUCTED BY CITY
ACT CIR
N DODGE ST
LOT 1 9.2ACRES
BENTLER RD
OUTLOT A 3.1 ACRES
LOT 3 1.9 ACRES
LOT 4 0.9 ACRES
ACT DR
LOT 2 2.5 ACRES
LOT 5 5.7 ACRES
LOT 6 4.7 ACRES
N DUBUQUE RD
LOT 8 19.2 ACRES
LOT 13 2.1 ACRES
LOT 7 17.8 ACRES
N SCOTT BLVD
ACT DR
LOT 9 7.8 ACRES
LOT 11 5.4 ACRES
LOT 10 5.9 ACRES
OUTLOT B 0.7 ACRES
N SCOTT BLVD
N SCOTT BLVD
EXISTING PROPERTY LINE TYP
PROPOSED PROPERTY LINE TYP
N 1ST AVE
EXISTING PROPERTY LINE (PER GIS) TYP
LOT 12 14.4 ACRES



N SCOTT BLVD
EXISTING PROPERTY LINE TYP
PROPOSED PROPERTY LINE TYP
N 1ST AVE
EXISTING PROPERTY LINE (PER GIS) TYP
LOT 12 14.4 ACRES
CONSERVATION EASEMENT

LEGEND

SCALE IN FEET

- PROPOSED PROPERTY LINE
- EXISTING PROPERTY LINE
- EXISTING PROPERTY LINE (PER GIS)
- EASEMENT LINE
- EXISTING SANITARY TO REMAIN
- SANITARY TO BE REMOVED/ABANDONED
- PROPOSED SANITARY
- EXISTING WATER TO REMAIN
- WATER TO BE REMOVED
- PROPOSED WATER

NOTES

1. THE EXISTING PRIVATE ROADWAY SEGMENTS OF NORTH DUBUQUE ROAD, ACT DRIVE, ACT PLACE AND ALT ROAD SHALL BE CONVERTED TO PUBLIC RIGHT-OF-WAY AS SHOWN AND DEDICATED TO THE CITY OF IOWA CITY.
2. EXISTING WATER MAINS, SANITARY MAINS TO BE REMOVED OR ABANDONED AND RECONSTRUCTED TO BE DETAILED WITH CONSTRUCTION DOCUMENTS AND DEDICATED TO THE CITY OF IOWA CITY. EXISTING STORM SEWER WITHIN PROPOSED PUBLIC RIGHT-OF-WAY AND PROPOSED UTILITY EASEMENTS SHALL BECOME PUBLIC UTILITIES AND DEDICATED TO THE CITY OF IOWA CITY.
3. OUTLOT A SHALL BE UTILIZED AS PRIVATELY OWNED AND MAINTAINED OPEN SPACE PRESERVING NATURAL ELEMENTS WHERE POSSIBLE EXCEPTING STORM SEWER IMPROVEMENTS. OUTLOT FEATURES SHALL BE ALLOCATED TOWARDS LOTS 1 & 2 SITE PLAN CONSIDERATIONS (I.E. OPEN SPACE, TREE PRESERVATION, LANDSCAPING).
4. OUTLOT B SHALL BE UTILIZED AS PRIVATELY OWNED AND MAINTAINED OPEN SPACE PRESERVING NATURAL ELEMENTS WHERE POSSIBLE. STORMWATER MANAGEMENT TO OCCUR ON-SITE. OUTLOT FEATURES SHALL BE ALLOCATED TOWARDS LOT 10 SITE PLAN CONSIDERATIONS (I.E. OPEN SPACE, TREE PRESERVATION, LANDSCAPING, STORMWATER MANAGEMENT).

OWNER/DEVELOPER/APPLICANT:
[illegible] IOWA CITY, LLC
STEVE LONG
[illegible]
WEST DES MOINES, IA [illegible]
[illegible]

SUBDIVIDER'S ATTORNEY:
WARD, MURRAY, PACE AND JOHNSON, P.C.
MATTHEW KEEGAN
226 W RIVER ST, PO B 434
DIXON, IL 61021

ENGINEER:
SHIVE-HATTERY, INC.
CHARLES "NICK" HATZ II
222 3RD AVENUE, SUITE 300
CEDAR RAPIDS, IOWA 52401

SURVEYOR:
SHIVE-HATTERY, INC.
WADE WAMRE
222 3RD AVENUE, SUITE 300
CEDAR RAPIDS, IOWA 52401

SCALE IN FEET

SHIVE-HATTERY
ARCHITECTURE + ENGINEERING

KESTREL HILLS COMMUNITY - PRELIMINARY PLAT

ICEBERG DEVELOPMENT GROUP
IOWA CITY, IA

PRELIMINARY - NOT FOR CONSTRUCTION

OVERALL LAYOUT AND UTILITIES

EXHIBIT B

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") is dated as of ____________, _________, and is entered into by and among ________________________________ (hereinafter "Assignor"), ________________________________ (hereinafter "Assignee"), with respect to the following matters.

WITNESSETH:

Assignor and Assignee entered into that certain Agreement of Purchase and Sale dated as of _____________, 2026 (as may be amended and in effect, the "Agreement"), regarding the sale of that certain real property being more fully described on Exhibit "A" attached hereto and made a part hereof, together with all Improvements and other property comprising Property. Unless otherwise indicated herein, all capitalized terms in this Assignment shall have the meaning ascribed to them in the Agreement.

Assignor has entered into certain Assigned Contracts pertaining to the Property.

Under the Agreement, Assignor agrees to assign to Assignee, and Assignee agrees to assume from Assignor, the Assigned Contracts.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

Assignor hereby assigns, sells, transfers, sets over and delivers unto Assignee all of Assignor's estate, right, title and interest in and to the Assigned Contracts, and Assignee hereby accepts such assignment and hereby assumes all of the obligations and the performance of all of the terms, covenants and conditions, in each case arising or accruing under or in connection with the Assigned Contracts from and after the date of this Assignment.

In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, conditions, agreements or provisions on the part of the other party arising out of this Assignment, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including actual attorneys' fees and costs.

The transfers and assumptions given effect by this Assignment are limited by and made expressly subject to the terms, covenants and conditions set forth in the Agreement.

This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Execution and delivery of this Assignment by exchange of facsimile, PDF or other electronic copies (including via DocuSign) bearing the facsimile, PDF, electronic or digital signature of a party hereto shall constitute a valid and binding execution and delivery of this Assignment by such party. Such facsimile, PDF, electronic or digital copies shall constitute enforceable original documents.

This Assignment shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs and legatees of all the respective parties hereto.

This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of Iowa.

<Parties' Signatures On Next Page>

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first above written.

ASSIGNOR:

[NAME]

By:__________________________________
Name:________________________________
Title: ________________________________

ASSIGNEE:

[NAME]

By:__________________________________
Name:
Title:

Attachments:

Exhibit "A" - Legal Description

EXHIBIT C

FORM OF
BILL OF SALE AND GENERAL ASSIGNMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT (this "Assignment") is dated as of __________, ________, and is entered into by and among ______________________________ (hereinafter "Assignor"), and ______________________________ (hereinafter "Assignee"), with respect to the following matters.

WITNESSETH:

Assignor and Assignee entered into that certain Agreement of Purchase and Sale dated as of ____________, 2026 (as may be amended and in effect, the "Agreement"), regarding the sale of that certain real property being more fully described on Exhibit A attached hereto and made a part hereof, together with all improvements and other property comprising Property. Unless otherwise indicated herein, all capitalized terms in this Assignment shall have the meaning ascribed to them in the Agreement.

Pursuant to the Agreement (except as otherwise provided for therein), Assignor is obligated to transfer, sell, convey and assign any and all of Assignor's right, title and interest in and to the Tangible Personal Property, and to the extent assignable and the Intangible Personal Property (collectively, the "Assigned Properties") and to delegate any and all of its obligations and responsibilities in the Assigned Properties from and after the date hereof to Assignee, and Assignee is obligated to assume such obligations and responsibilities.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

Assignor hereby assigns, sells, transfers, sets over and delivers unto Assignee all of Assignor's estate, right, title and interest in and to the Assigned Properties and Assignee hereby accepts such assignment and hereby assumes all of the obligations and the performance of all of the terms, covenants and conditions, in each case arising or accruing under the Assigned Properties from and after the date of this Assignment.

The transfers and assumptions given effect by this Assignment are made upon the terms, covenants, and conditions, including, but not limited to, the representations and warranties, set forth in the Agreement.

This Assignment shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs and legatees of all the respective parties hereto.

This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of Iowa.

This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Execution and delivery of this Assignment by exchange of facsimile, PDF or other electronic copies (including via DocuSign) bearing the facsimile, PDF, electronic or digital signature of a party hereto shall constitute a valid and binding execution and delivery of this Assignment by such party. Such facsimile, PDF, electronic or digital copies shall constitute enforceable original documents.

<Parties' Signatures On Next Page>

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first above written.

ASSIGNOR:

[NAME]

By:______________________________
Name:____________________________
Title: ____________________________

ASSIGNEE:

[NAME]

By:______________________________
Name:
Title:

Attachments:

Exhibit "A" - Legal Description

EXHIBIT D

FORM OF SPECIAL WARRANTY DEED

Return To:
Taxpayer:
Preparer:

WARRANTY DEED
(CORPORATE/BUSINESS ENTITY GRANTOR)

For the consideration of One Dollar(s) and other valuable consideration, ______________________________, a ______________________________________, does hereby Convey to ______________________________, a ______________________________ organized and existing under the laws of Iowa, the following described real estate in Johnson County, Iowa:

See attached Exhibit A

The grantor hereby covenants with grantees, and successors in interest, that it holds the real estate by title in fee simple; that it has good and lawful authority to sell and convey the real estate; that the real estate is free and clear of all liens and encumbrances, except as may be above stated; and it covenants to Warrant and Defend the real estate against the lawful claims of all persons, except as may be above stated.

Words and phrases herein, including acknowledgment hereof, shall be construed as in the singular or plural number, according to the context.

By:______________________________
Name: ____________________________
Title: _____________________________

[add state form acknowledgement]

EXHIBIT E

ASSIGNED CONTRACTS

NONE